Exhibit 4.160
ONLINE GAME SOFTWARE SUBLICENSE AGREEMENT

This License Agreement (together with the exhibits referenced and attached hereto, the “Agreement”) is made and entered into this 18th day of July, 2007 (the “Effective Date”) by and among:

Shengqu Information Technology (Shanghai) Co., Ltd., a corporation duly organized and validly existing under the laws of the People’s Republic of China (the “PRC”) and having its principal place of business at No.1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC (“Shengqu” or “Licensor”);

Shanghai Shanda Networking Co., Ltd., a corporation duly organized and validly existing under the laws of the PRC and having its principal place of business at No.1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC (“Shanda Networking”);

Nanjing Shanda Networking Co., Ltd., a corporation duly organized and validly existing under the laws of the PRC and having its principal place of business at Room 801, 18 F International Garden Apartment, High-technology Area, Nanjing, the PRC (“Nanjing Shanda”); and

Hangzhou Bianfeng Networking Co., Ltd., a corporation duly organized and validly existing under the laws of the PRC and having its principal place of business at Floor 13 Huarong Apartment, No 3880 Jiangnan Road, Hangzhou, Zhejiang, the PRC (“Bianfeng Networking”).

For the purpose of this Agreement, Shanda Networking, Nanjing Shanda and Bianfeng Networking shall be referred to individually as a “Licensee” and collectively as the “Licensees”. Each Licensee and the Licensor shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Shengqu engages in the business of developing, licensing, sourcing and sublicensing online games;

WHEREAS, the Licensees engage in the business of operating, publishing, distributing and selling online games;

WHEREAS, Shengqu and Nowcom Co., Ltd. entered into an online game license agreement for the Game (as defined below) dated March 26, 2007 (the “Original License Agreement”), pursuant to which Shengqu has the right to sublicense the right to operate the Game in the Territory to Shanda Networking, Nanjing Shanda and Bianfeng Networking.

WHEREAS, Shengqu desires to grant, and Shanda Networking, Nanjing Shanda and Bianfeng Networking desire to receive, a license to operate the Game various areas of the Territory.

NOW, THEREFORE, in consideration of the promises and covenants contained herein and other good and valuable consideration exchanged pursuant to the terms hereof, and the mutual consideration, the Parties agree as set forth below.

1	Definitions

As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Original License Agreement.

1.1	“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday in the PRC.

1.2	“Central-south China” shall mean the provinces of Henan, Hubei, Guangdong and Hainan and the Guangxi autonomous region.

1.3
“Client Software” shall mean that portion of the software to be distributed to End Users for installation on personal computers or other devices and designed to enable such end users to remotely access, and interact with, the Server Software via the Internet.

1.4	“East China” shall mean the provinces of Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi and Shandong and Shanghai Municipality.

1.5	“End Users” shall mean individual users (and not entities or businesses or Internet Cafes) located in the Territory who are offered or provided access to the Game.

1.6	“Game” shall mean the online casual computer game (both Client Software and Server Software) known as “Tales Runner” (or variations of the foregoing), which was developed by Nowcom.

1.7
“Intellectual Property” shall mean inventions, articles of manufacture, compositions of matter, methods, apparatus, improvements thereof, ideas, conceptions, formulas, data, programs, other works of authorship, derivative works, know-how, improvements, discoveries, developments, designs and techniques, technical or business information, names or marks, characters, other proprietary information, or any other intellectual property anywhere in the world, whether tangible or intangible.

1.8
“Intellectual Property Rights” shall mean all proprietary and intellectual property rights worldwide, including without limitation any and all utility patents, design patents, industrial registrations, copyrights, trademarks, trade secrets, moral rights, character rights, sui generis protection, rights of publication, rights of privacy, trade dress, state law right, and any other worldwide intangible or tangible right anywhere in the world that is related to Intellectual Property (including without limitation any pending registrations, applications, divisionals, continuations, derivatives, reissues, and reexaminations associated therewith).

1.9	“Licensed Marks” shall mean the Localized Game Marks and such other trademarks expressly authorized in writing by Shengqu to be used by the Licensees.

1.10	“Localized Game Marks” shall mean the trademarks registered in Mandarin Chinese for the Game.

1.11	“North China” shall mean Beijing and Tianjin Municipalities, Hebei and Shanxi provinces and the Inner Mongolia autonomous region.

1.12	“North-east China” shall mean the territory of Liaoning, Jilin and Heilongjiang Provinces.

1.13	“North-west China” shall mean the provinces of Shanxi, Gansu and Qinghai, and the Ningxia and Xinjiang autonomous regions.

1.14
“Online Services” shall mean the underlying and supporting online game services (including, but not limited, to Web portals, customer support, billing, quality assurance, technical support, live operations, network operations, online customer relations, account support, and other personnel and/or elements) necessary to operate the Server Software and the game data centers so as to permit online Internet access and play by End Users using the Client Software.

1.15
“Server Software” shall mean that portion of the Game that is designed to allow multiple end users that have the Client Software installed and/or running on remote personal computers or devices to interact with each other online via the Internet.

1.16	“South-west China” shall mean the provinces of Sichuan, Guizhou and Yunnan, Chongqin Municipality and the Tibet autonomous region.

1.17	“Territory” shall mean Ease China, North-east China, North China, North-west China, South-west China and Central-south China.

Each of the following terms shall have the meanings ascribed to them in the Sections set forth opposite such terms:

“Agreement”	Preamble
“Distribution Rights”	Section 2.1
“Effective Date”	Preamble
“Party”	Preamble
“PRC”	Preamble
“Term”	Section 4.1

2	License Grant

2.1
Grant.   During the Term of this Agreement, Shengqu hereby grants to (i) Shanda Networking a license for North China, North-west China and South-west China, (ii) Nanjing Shanda a license for Central-south China and East China, and (iii) Bianfeng Networking a license for North-east China (the “Distribution Rights”) to:

(a)	provide the Online Service to End Users;

(b)
promote, market, operate, maintain, offer and distribute the software for the Localized Game in the Territory; and in connection therewith, copy and use textual, sound and/or graphical content pertaining to the Game, including the characters, stories and sound recordings, in marketing collateral;

(c)	install, copy and use the Game for purposes of operating, maintaining, and distributing the Online Services in the Territory;

(d)	reproduce and distribute (either directly or indirectly) the Client Software of the Game (in object code form only) to End Users located in the Territory in connection with the Online Services; and

(e)	copy, use and display the Licensed Marks in the Territory in connection with the promotion, marketing, support, offering, copying, distribution and sublicensing of the Game.

3	License Fees and Royalty Fees

3.1	License Fees. In consideration of the rights have been granted by Nowcom to Shengqu, and Shengqu had paid to Nowcom the initial fees of RMB 4,552,260 now

(i)	Shanda Networking shall pay to Shengqu the sublicense fees of RMB1,890,000;

(ii)	Nanjing Shanda shall pay to Shengqu the sublicense fees of RMB2,430,000; and

(iii)	Bianfeng Networking shall pay to Shengqu the sublicense fees of RMB232,260.

3.2
Royalty Fees. In further consideration of the distribution rights and related rights granted by Shengqu to the Licensees hereunder, the Licensees shall pay to Shengqu a royalty fee equal to 30% of revenues on a monthly basis.

3.3	Royalty Statements. The Licensees shall provide Shengqu with a statement within ten (10) Business Days of the end of each calendar month during the Term of this Agreement.

3.4
Royalty Payments.   All payments of royalty fees shall be computed by the Licensees on a monthly basis, and shall be due and payable by wire transfer to a bank account designated by Shengqu by the 30th day of the month after the month in which Shengqu confirms the royalty statement under Clause 3.3.

3.5	Shengqu shall provide the Licensees with a receipt for a monthly royalty payment by the 15th day after the Licensees makes such monthly royalty payment.

4	Terms and Termination

4.1
Term.  The initial term of this Agreement shall commence on the Effective Date and shall expire at the end of the initial term of the Original License Agreement. The initial term and all extensions and renewals thereof shall collectively be referred to as the “Term.”

4.2	Termination.

(a)
Mutual Termination Rights.   Each Party may terminate this Agreement, without penalty or liability to such Party, immediately upon written notice thereof (i) in the event of the commencement of any liquidation, dissolution, voluntary or involuntary bankruptcy, insolvency, receivership or similar proceeding of the other Party; (ii) if the other Party is unable to pay its debts as they become due, has explicitly or implicitly suspended payment of its debts as they become due (except debts contested in good faith) or if the creditors of the other Party have taken over its management or a substantial part of its assets.

(b)
Shengqu Termination Rights.   This Agreement may be terminated by Shengqu, without penalty or liability to Shengqu, (i) upon providing written notice thereof to the Licensees, or (ii) immediately in the event that the Original License Agreement expires or is terminated.

4.3	Termination Effect. The Parties agree that upon the expiration of the Term or earlier termination of this Agreement, and except as may be otherwise mutually agreed in writing by the Parties:

(a)
All ights and obligations of the Parties under this Agreement, except as provided in Section 4.4 (Survival) below, shall terminate and no longer be valid or bind the Parties. Without limiting the generality of the foregoing.

(b)
All accrued royalty fees due for periods prior to such expiration or termination shall become due and payable within thirty (30) Business Days following the later of (i) the date of such expiration or termination; and (ii) the receipt by the Licensees of Shengqu’s invoice for such royalty fees.

4.4
Survival.   The provisions of Section 4.3 (Termination Effect), Section 4.4 (Survival) and Section 5.3 (Disputes and Governing Law) of this Agreement shall survive the termination or expiration of this Agreement.

5	Miscellaneous

5.1	Assignment. No Licensee may assign or transfer its rights under this Agreement to a third party without the prior written consent of the other Licensor.

5.2	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and merges, revokes and supersedes all prior and contemporaneous agreements, understandings, arrangements, documents and communications (whether written or oral) between the Parties and is intended as a final expression of their agreement.

5.3   Disputes and Governing Law.   This Agreement shall be construed in accordance with the laws of the PRC. Any disputes that arise in connection with this Agreement shall be litigated in courts located within the Pudong New Area, Shanghai, the PRC.

5.4   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile and transmission by facsimile shall be considered proper delivery for legal purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

SHENGQU INFORMATION (SHANGHAI) CO., LTD.

By: ____________________________
Name: Chen Tianqiao
Title: Chief Executive Officer

SHANGHAI SHANDA NETWORKING CO., LTD.

By: ____________________________
Name: Chen Danian
Title: Senior Vice President

NANJING SHANDA NETWORKING CO., LTD.

By: ____________________________
Name: Tan Qunzhao
Title: President

HANGZHOU BIANFENG NETWORKING CO., LTD.

By: ____________________________
Name: Wang Jingying
Title: Senior Vice President